Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HORNBECK OFFSHORE SERVICES, INC.

Hornbeck Offshore Services, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, “Delaware Law”),

DOES HEREBY CERTIFY:

FIRST: The current name of the Corporation is Hornbeck Offshore Services, Inc.

SECOND: The name under which the Corporation was originally incorporated is HV Marine Services, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was June 2, 1997 (as amended, the “Original Certificate”).

THIRD: The Original Certificate was amended and restated in its entirety pursuant to the Restated Certificate of Incorporation on December 30, 1997 filed with the Secretary of State of the State of Delaware on, which was further amended and restated in its entirety pursuant to Second Restated Certificate of Incorporation (as amended, the “Existing Certificate”) filed with the Secretary of State of the State of Delaware on dated March 5, 2004.

FOURTH: This Third Amended and Restated Certificate of Incorporation (this “Certificate”), effective as of September 4, 2020 (the “Effective Date”), amends and restates in their entirety the provisions of the Existing Certificate. Certain capitalized terms used in this Certificate are defined where appropriate herein.

FIFTH: This Certificate, which restates and amends the Existing Certificate, was duly adopted, without the need for approval by the board of directors (the “Board”) or the stockholders of the Corporation, in accordance with Sections 242, 245 and 303 of Delaware Law and in accordance with that certain Joint Prepackaged Chapter 11 Plan of Hornbeck Offshore Services, Inc. and certain of its subsidiaries, approved by order of the United States Bankruptcy Court for the Southern District of Texas in In re: Hornbeck Offshore Services, Inc., et al., Case No. 20-32679, under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101- 1330), as amended.

SIXTH: The text of the Existing Certificate as heretofore amended, supplemented or restated is hereby amended and restated to read as herein set forth in full:

ARTICLE I

NAME

The name of the Corporation is Hornbeck Offshore Services, Inc.

ARTICLE II

TERM

The Corporation shall have perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.

ARTICLE IV

CAPITALIZATION

4.1 Capitalization. The Corporation has authority to issue up to 50,000,000 shares of capital stock, consisting of up to 50,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”).

4.2 Common Stock.

(a) Voting. Subject to Article XV, and subject to Delaware Law, each holder of Common Stock shall be entitled to one vote for each outstanding share of Common Stock held by such holder at all meetings of stockholders (and written actions in lieu of meetings); provided that any share of capital stock of the Corporation held by the Corporation shall have no voting rights.

(b) Dividends. Subject to the Securityholders Agreement (as defined below) and the provisions of Delaware Law, the holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board.

(c) Exchange for Jones Act Warrants. Any holder of Common Stock may, at its election, exercisable by written notice to the Corporation (including in connection with a transfer of such shares), exchange any shares of Common Stock for Jones Act Warrants exercisable for the same number of shares of Common Stock except to the extent such exchange would result in Non-U.S. Citizens beneficially owning, in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. Any holder of Common Stock may exercise such right at any time and from time to time, with respect to all or any portion of its shares of Common Stock, and may similarly elect to receive Jones Act Warrants in lieu of shares of Common Stock upon any exercise of any warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock. Upon receipt of notice of any such election from a holder of Common Stock, the Corporation shall issue or cause to be issued the applicable Jones Act Warrants promptly and in any event within two Business Days after receipt of such notice (or on such later date as such holder would have been entitled to receive shares of Common Stock upon the exercise of the applicable warrants or other securities exercisable or exchangeable for or convertible into shares of Common Stock).

4.1 Withholding. All actual or constructive payments, dividends and distributions on, or in redemption of, the Common Stock, Jones Act Warrants, Anti-Dilution Warrants (as defined in the Securityholders Agreement) or Demand Notes (as defined in the Securityholders Agreement), shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the holders of such Common Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes, as the case may be, in respect of which such amounts were withheld. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the holders, including by retaining, selling or liquidating property of the applicable holders held by the Corporation in its custody or over which it has control. Each holder shall indemnify the Corporation and its Affiliates (as defined in the Securityholders Agreement) for, and hold harmless the Corporation and its Affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its Affiliates in respect of the Common Stock, Jones Act Warrants, Anti-Dilution Warrants or Demand Notes held by such holder.

4.2 Non-Voting Securities. To the extent prohibited by Section 1123 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”), the Corporation shall not issue any class or series of nonvoting equity securities as in effect on the date of filing of this Certificate with the Secretary of State of the State of Delaware; provided, however, that the foregoing (a) will have such force and effect only for so long as such prohibition under Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation; (b) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code; and (c) may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE V

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE VI

MANAGEMENT

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of the number of directors specified in the Securityholders Agreement. Notwithstanding anything to the contrary in the foregoing, (i) all of the officers of the Company, including the Chief Executive Officer, shall be U.S. Citizens (as defined in Article XV), and (ii) the Chairman of the Board shall in all events be a U.S. Citizen. Any vacancy on the Board that results from an increase in the number of directors shall be filled in accordance with the terms of the Securityholders Agreement, by and among the Corporation and the holders listed therein, dated as of even date herewith (as may be amended from time to time, the “Securityholders Agreement”). Subject, in all respects, to the consent rights and any other limitations set forth in the Securityholders Agreement, the Board is expressly authorized to adopt, amend and repeal the bylaws of the Corporation, dated as of even date herewith (as may be amended from time to time, the “Bylaws”).

ARTICLE VII

DIRECTORS

7.1 No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is subsequently amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of directors of the Corporation shall be limited or eliminated to the fullest extent permitted by Delaware Law, as so amended. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate inconsistent with this Article VII, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

7.2 Notwithstanding anything to the contrary in this Certificate or the Securityholders Agreement, no more than a minority of the number of directors necessary to constitute a quorum of the Board (in order for the Corporation to continue as a U.S. Citizen (as defined in Article XV)) (or any committee thereof) shall be Non-U.S. Citizens (as defined in Article XV).

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. The Corporation (and any successor or surviving corporation to the Corporation by merger or otherwise) shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (whether such Proceeding is an action by or in the right of the Corporation, is initiated by a third party or otherwise), by reason of the fact that he or she is or was a director, advisory director, board observer or officer of the Corporation or, while a director, advisory director, board observer or officer of the Corporation, is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability, expense and loss (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee, but only if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except for a suit or action brought as described in Section 8.3, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board.

8.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that the Corporation may require (e.g., if required by law) that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

8.3 Claims. If a claim for indemnification or payment of expenses under this Article VIII is not paid in full within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

8.4 Authorization. Any indemnification under Section 8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.1. Such determination shall be made (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.

8.5 Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any Person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such Person is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, advisory director, board observer, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability, expense and loss (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such employee or agent, but only if such employee or agent acted in good faith and in a manner such employee or agent reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal proceeding, had no reasonable cause to believe such employee’s or agent’s conduct was unlawful. The ultimate determination of entitlement to indemnification of Persons who are not a director, advisory director, board observer or officer employee or agent shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a Person pursuant to this Section 8.5 in connection with a Proceeding initiated by such Person if the Proceeding was not authorized in advance by the Board.

8.6 Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

8.7 Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VIII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Bylaws, this Certificate, the Securityholders Agreement, vote of stockholders or disinterested directors or otherwise.

8.8 First Resort of Indemnification. The Corporation acknowledges that any Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise (“Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Certificate or the Bylaws of the Corporation (or any other agreement between the Corporation and an Indemnitee), without regard to any rights an Indemnitee may have against the Other Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Corporation. The Corporation agrees that the Other Indemnitors are express third party beneficiaries of the terms of this Section 8.8. Notwithstanding the foregoing, the Corporation’s obligation, if any, to indemnify any Indemnitee shall be reduced by any amount such Indemnitee may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.9 Amendment or Repeal. Any repeal or modification of the provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification. The adoption of this Certificate and the Bylaws and the Securityholders Agreement shall not adversely affect any right or protection of any Person entitled to indemnification under the Existing Certificate, the Fourth Restated Bylaws of the Corporation (the “Existing Bylaws”) or by law.

8.10 Survival of Indemnification Rights. The rights to indemnification and advance payment of expenses provided by this Article VIII shall continue as to a Person who has ceased to be a director, advisory director, board observer, officer, employee, or agent of the Corporation and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such Person. The rights to indemnification and advance payment of expenses provided under the Existing Certificate, the Existing Bylaws or by law shall continue as to any Person entitled to indemnification thereto who has ceased to serve in any such applicable capacity.

8.11 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee, advisory director or board observer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, advisory director, board observer, employee, fiduciary, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, or that served in any such capacity under the Existing Certificate and the Existing Bylaws against any liability asserted against such Person or incurred by such Person in any such capacity, or arising out of such Person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of applicable law.

ARTICLE IX

CORPORATE OPPORTUNITIES

9.1 Corporate Opportunities. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Applicable Law, the Corporation and the Securityholders (as defined in the Securityholders Agreement) agree that:

(a) Any of the Securityholders who are not employed by, or do not serve as a director of, the Corporation or any of its subsidiaries, each director who is employed by an Appointing Person or any of its Affiliates (each, as defined in the Securityholders Agreement), any of the foregoing Persons’ respective Affiliates, and any one or more of the respective managers, directors, principals, officers, employees and other representatives of such Persons or their respective Affiliates (as defined in the Securityholders Agreement) (the foregoing Persons being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its Affiliates. No Identified Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Corporation or any of its Affiliates any Opportunity except for any Identified Person who is a Director, who shall have the duty to refer or offer to the Corporation any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any other Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its Affiliates.

(b) In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or the Securityholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself (or any of its Affiliates), or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person); provided that each Identified Person who is a Director shall have the duty to communicate or offer to the Corporation any Opportunity that is expressly first presented in writing to such Director in his or her capacity as a Director or if knowledge of such Opportunity is first acquired by such Director solely as a result of such Director’s position as a Director, and the Corporation does not waive any claims in respect of breaches of fiduciary duty arising therefrom. For the avoidance of doubt, none of the waivers of the corporate opportunities doctrine or related duties set forth in this Section 9.1 shall apply to any officer, employee or consultant of the Corporation or any of its subsidiaries.

(c) Except as provided in the Securityholders Agreement, the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other Persons (such Persons, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any Securityholders or any of their respective Affiliates (including Disqualified Persons (as defined in the Securityholders Agreement)), and (i) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate or the Bylaws shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate or the Bylaws shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (A) the ownership by an Identified Person of any interest in any Related Company, (B) the affiliation of any Related Company with an Identified Person or (C) any action taken or omitted by an Identified Person in respect of any Related Company, (ii) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the Securityholders or any of their respective Affiliates, (iii) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of its Securityholders or any of their respective Affiliates and (iv) except as set forth in Section 9.1(a) and Section 9.1(b), the Identified Persons are not and shall not be obligated to disclose to (A) the Corporation or any of its subsidiaries or (B) any of the Securityholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, and shall not be obligated to refrain from or in any respect to be restricted in competing against the Corporation, any of the Securityholders or any of their respective Affiliates in any such business or as to any such opportunities.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Corporation or any of its Affiliates if it is an opportunity (i) that the Corporation is not legally able or contractually permitted to undertake or (ii) which the Board has affirmatively elected to refrain from continued evaluation or pursuing.

Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws and Securityholders Agreement may provide; provided that notwithstanding anything herein to the contrary, special meetings of the stockholders may be called only by (i) Board acting pursuant to a resolution adopted by a majority of the Board and (ii) stockholders pursuant to a resolution adopted by Securityholders holding at least 20% of the Fully Diluted Securities (as defined in the Securityholders Agreement). The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board, or as the business of the Corporation may require. Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws shall otherwise provide. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Securityholders Agreement and in accordance with Delaware Law.

ARTICLE XI

BUSINESS COMBINATIONS

The Corporation shall not be governed by or subject to the provisions of Section 203 of the Delaware General Corporate Law as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII

AMENDMENT

Subject, in all respects, to the consent rights and any other limitations set forth in the Securityholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

INCORPORATOR

The provision of the Existing Certificate naming the incorporator is omitted pursuant to Section 245(c) of Delaware Law.

ARTICLE XIV

SUBMISSION TO JURISDICTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, advisory director, board observer, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, advisory directors, board observers, officers or employees arising pursuant to any provision of Delaware Law, this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, advisory directors, board observers, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XV

JONES ACT COMPLIANCE

15.1 Certain Definitions. The following terms shall have the meanings specified below:

(a) “Excess Share Date” shall have the meaning ascribed to such term in Section 15.5.

(b) “Excess Shares” shall have the meaning ascribed to such term in Section 15.5.

(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

(d) “Fair Market Value” shall mean, with respect to a share of Common Stock, (i) at any time the Common Stock is listed or quoted for trading on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or any other national securities exchange, the arithmetic average of the daily VWAP of a share of Common Stock for the ten (10) consecutive trading days on which shares of Common Stock traded immediately preceding the date of measurement; or (ii) otherwise, the value of a share of Common Stock as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value (and giving effect to any transfer taxes payable in connection with such sale). For all purposes hereunder, the determination of the Fair Market Value by the Board (or compensation committee or similar committee of the Board) shall be deemed conclusive, final and binding (and shall not be subject to collateral attack for any reason).

(e) “Jones Act” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

(f) “Jones Act Warrant Agreement” means the warrant agreement, dated September 4, 2020, between the Corporation and Computershare, Inc. and Computershare Trust Company, N.A., collectively as warrant agent.

(g) “Jones Act Warrants” means warrants to purchase a number of shares of Common Stock, which warrants shall have the terms set forth in and as governed by the Jones Act Warrant Agreement. In accordance with the terms of the Jones Act Warrant Agreement, a holder of Jones Act Warrants (or its proposed or purported transferee) who cannot establish to the satisfaction of the Corporation that it is a U.S. Citizen shall not be permitted to exercise its Jones Act Warrants to the extent the receipt of the Common Stock upon exercise thereof would cause such shares of Common Stock to constitute Excess Shares if they were issued. Holders of Jones Act Warrants, as such, shall not have any rights or privileges of stockholders of the Corporation, including, without limitation, any rights to vote, to receive dividends or distributions, to exercise any preemptive rights, or to receive notices, in each case, as stockholders of the Corporation, until they exercise their Jones Act Warrants and receive shares of Common Stock.

(h) “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

(i) “Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Corporation, with respect to all Non-U.S. Citizens in the aggregate, 24% of the shares of such class or series of capital stock of the Corporation from time to time issued and outstanding.

(j) “Person” means any individual, firm, partnership, limited liability or other company, corporation, joint venture or other entity, and shall include any successor (by merger, business combination or otherwise) of such entity.

(k) “Redemption Date” shall have the meaning ascribed to such term in Section 15.6(c)(iv).

(l) “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such Redemption Notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

(m) “Redemption Notice” shall have the meaning ascribed to such term in Section 15.6(c)(iii).

(n) “Redemption Price” shall have the meaning ascribed to such term in Section 15.6(c)(i).

(o) “transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Corporation, including (i) original issuance of shares, (ii) issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, and (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law.

(p) “transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Corporation, including any recipient of shares resulting from (i) the original issuance of shares, (ii) the issuance of shares upon the exercise, conversion or exchange of any securities of the Corporation, including Jones Act Warrants, or (iii) transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or other transfer by operation of law; all references to “transferees” shall also include, and the provisions of this Article XV (including, without limitation, requirements to provide citizenship certifications, affidavits and other information) shall apply to, any beneficial owner on whose behalf a transferee is acting as custodian, nominee, fiduciary, purchaser representative or in any other capacity.

(q) “U.S. Citizen” shall mean a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

(r) “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

(s) “VWAP” means, for any trading day, the price for shares of Common Stock determined by the daily volume weighted average price per share of Common Stock for such trading day on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if shares of Common Stock are not listed or quoted on the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, as reported by the principal U.S. national or regional securities exchange on which shares of Common Stock are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

15.2 Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens shall not be permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any documents and other information as reasonable to demonstrate that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Corporation shall have the power to take the actions prescribed in Section 15.3 through Section 15.8. The provisions of this Article XV are intended to ensure that the Corporation continues to qualify as a U.S. Citizen under the Jones Act so that the

Corporation does not cease to be qualified: (a) under the Jones Act to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Corporation; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board (or any duly authorized committee thereof, or any officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is specifically authorized to make all determinations and to adopt and effect all policies and measures necessary or desirable, in accordance with applicable law and this Certificate, to fulfill the purposes or implement the provisions of this Article XV; provided, however, that determinations with respect to redemptions of any Excess Shares shall be made only by the Board (or any duly authorized committee thereof).

15.3 Dual Share System.

(a) To implement the requirements set forth in Section 15.2, the Corporation may, but is not required to, institute a dual share system such that: (i) each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate and/or book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates and/or book entries (in the case of uncertificated shares) to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate or made available by the Corporation (in the case of book entry shares) in which a proposed transferee of title to shares shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to the citizenship of such proposed transferee; (iii) a certification shall be submitted by such proposed transferee (which may include as part thereof a form of affidavit), upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such proposed transferee is a U.S. Citizen; and (iv) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board (or any duly authorized committee thereof, or any officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Certificate as it may deem necessary or advisable in order to implement a dual share system consistent with the requirements set forth in Section 15.2 and to ensure compliance with such system and such requirements.

(b) A conspicuous statement shall be set forth on the face or back of each certificate and/or on each book entry (in the case of uncertificated shares) representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate; and (ii) the Corporation will furnish, without charge, to each stockholder of the Corporation who so requests a copy of this Certificate.

15.4 Restrictions on Transfers.

(a) No shares of any class or series of the capital stock of the Corporation may be transferred to a Non-U.S. Citizen or a holder of record that will hold such shares for or on behalf of a Non-U.S. Citizen if, upon completion of such transfer, the number of shares of such class or series beneficially owned by Non-U.S. Citizens individually or in the aggregate would exceed the applicable Permitted Percentage for such class or series. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause Non-U.S. Citizens individually or in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the applicable Permitted Percentage for such class or series, shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the restrictions on transfers to Non-U.S. Citizens set forth in this Article XV, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article XV. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board (or any duly authorized committee thereof, or any officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof) shall have expressly and specifically authorized the same.

(b) In connection with any proposed or purported transfer of shares of any class or series of the capital stock of the Corporation, any transferee or proposed or purported transferee of shares may be required by the Corporation or its transfer agent (if any) to deliver (i) a certification by such transferee or proposed or purported transferee (which may include as part thereof a form of affidavit) upon which the Corporation and its transfer agent (if any) shall be entitled (but not obligated) to rely conclusively, stating whether such transferee or proposed or purported transferee is a U.S. Citizen, and (ii) such other documentation and information concerning the citizenship of such transferee or proposed or purported transferee (as applicable) under Section 15.8 as the Corporation may request in its sole discretion. Registration and recognition of any transfer of shares may be denied by the Corporation upon refusal to furnish, or failure to adequately so evidence as requested, any of the foregoing citizenship certifications, documentation or information requested by the Corporation. Each proposed or purported transferor of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed or purported transferee and such proposed or purported transferee’s responses thereto.

(c) Notwithstanding any of the provisions of this Article XV, the Corporation shall be entitled (but not obligated) to rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent, if any) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

(d) Notwithstanding anything to the contrary in this Certificate, any transfer of any shares of any class or series of the capital stock of the Corporation must be in accordance with the provisions of the Securityholders Agreement. Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, other than in accordance with the provisions of the Securityholders Agreement shall, to the fullest extent permitted by law, be void ab initio and ineffective, and, to the extent that the Corporation or its transfer agent (if any) knows that such transfer or purported transfer would, if completed, be in violation of the terms of the Securityholders Agreement, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation with respect to such shares for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Certificate.

15.5 Excess Shares. If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage of such applicable class or series of capital stock, the applicable “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article XV shall be (x) those shares that have been purported to be acquired by or purported to become beneficially owned by Non-U.S. Citizens, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of purported acquisition, all other purported acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares purported to be beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Corporation of shares of its capital stock, starting with the most recent purported acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of purported acquisition; provided, however, that: (a) the Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article XV; (b) the Corporation may, in its reasonable discretion, rely on any documentation provided by Non-U.S. Citizens with respect to the date and time of their purported acquisition of beneficial ownership of Excess Shares; (c) if the purported acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of purported acquisition is not definitively established, then the order in which such purported acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (d) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen shall be deemed to have been acquired, for purposes of this Article XV, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (e) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section 15.5 as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

15.6 Redemption.

(a) In the event that (i) Section 15.4(a) would not be effective for any reason to prevent the transfer of beneficial ownership of any Excess Share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (including by reason of the applicability of Section 15.9), (ii) a change in the status of a Person from a U.S. Citizen to a Non-U.S. Citizen causes a share of any class or series of capital stock of the Corporation of which such Person is the beneficial owner to constitute an Excess Share, (iii) any repurchase or redemption by the Corporation of shares of its capital stock causes any share of any class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens individually or in the aggregate to exceed the applicable Permitted Percentage and thereby constitute an Excess Share, or (iv) a beneficial owner of a share of any class or series of capital stock of the Corporation has been determined to be or is to be treated as a Non-U.S. Citizen pursuant to Section 15.7 or Section 15.8, respectively, and the beneficial ownership of such share by such Non-U.S. Citizen results in such share constituting an Excess Share, then, the Corporation, by action of the Board (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem such Excess Share in accordance with this Section 15.6, unless the Corporation does not have sufficient lawfully available funds to permit such redemption or such redemption is not otherwise permitted under Delaware Law or other provisions of applicable law; provided, however, that the Corporation shall not have any obligation under this Section 15.6 to redeem any one or more Excess Shares.

(b) Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 15.6 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part, to the fullest extent permitted by applicable law:

(i) the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares; and

(ii) the Corporation shall (so long as such Excess Shares exist) pay into a segregated account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into a segregated account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 15.6(c)(iii)), provided, however, that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 15.6.

(c) The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section 15.6 shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Jones Act Warrant (or such higher number of Jones Act Warrants or a fraction of an Jones Act Warrant, as the case may be, then exercisable for one share of such applicable class or series of Excess Shares) for each Excess Share; provided, however, that if the Corporation determines that such Jones Act Warrant would be treated as capital stock under the Jones Act or that the Corporation may not issue such Jones Act Warrant for any reason, then the Redemption Price shall be paid, as determined by the Board (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by the issuance of Redemption Notes or (C) by any combination of cash and Redemption Notes (it being understood that all Excess Shares of the same class or series of capital stock of the Corporation being redeemed in the same transaction or any series of related transactions shall be redeemed for the same amount per Excess Share and in the same form of consideration);

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be an amount equal to, in the case of cash, or a principal amount equal to, in the case of Redemption Notes, the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of record of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section 15.6(b) (which shall be in full satisfaction of any right of the holder to any amount(s) in such segregated account to the extent relating to such Excess Share);

(iii) written notice of the redemption of the Excess Shares containing the information set forth in Section 15.6(c)(v), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that have been called for redemption, shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holder(s);

(iv) the date on which the Excess Shares shall be redeemed (the “Redemption Date”) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Corporation has irrevocably deposited in trust with a paying agent or set aside for the benefit of such record holder consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares in Jones Act Warrants, cash and/or Redemption Notes;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 15.6(c)(iv)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) on and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for any purpose, including, without limitation, for purposes of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon or receiving any dividends or distributions (and may be either cancelled or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(vii) upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record. On the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares selected for redemption were paid into a segregated account in accordance with Section 15.6(b)(ii), then, to the fullest extent permitted by applicable law, such amounts shall be released to the Corporation upon the completion of such redemption.

(d) Nothing in this Section 15.6 shall prevent the recipient of a Redemption Notice from transferring its Common Stock before the Redemption Date if such transfer is otherwise permitted under this Certificate and applicable law and the recipient provides notice of such proposed or purported transfer to the Corporation along with the documentation and information required under Section 15.4(b) and Section 15.8 establishing that the proposed or purported transferee is a U.S. Citizen to the satisfaction of the Corporation in its reasonable discretion before the Redemption Date. If such conditions are met, the Board (or any duly authorized committee thereof) shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

15.7 Citizenship Determinations. The Corporation shall have the power to determine, in the exercise of its reasonable judgment including, at its option, with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock for the purposes of this Article XV. In determining the citizenship of any beneficial owners or their transferees or proposed or purported transferees of any class or series of the Corporation’s capital stock, the Corporation may, absent other available information to the contrary, rely on the stock transfer records of the Corporation and the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8 given by the beneficial owners or their transferees or proposed or purported transferees, in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others, to prove the citizenship of such beneficial owners, transferees or proposed or purported transferees (or any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees or proposed or purported transferees (and any beneficial owners for whom such transferees or proposed or purported transferees are acting as fiduciaries or nominees) may also be subject to documents and other information as the Corporation may deem reasonable pursuant to Section 15.8(b). The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees or proposed or purported transferees in accordance with the provisions of Article XV shall be conclusive.

15.8 Requirement to Provide Citizenship Information.

(a) In furtherance of the requirements of Section 15.2, and without limiting any other provision of this Article XV, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 15.8, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

(i) promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation (other than, as of the Effective Date, the acquisition pursuant to the Corporation’s prepackaged plan of reorganization under the Bankruptcy Code), and at such other times as the Corporation may determine by written notice to such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(ii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the Jones Act, including 46 C.F.R. part 355;

(iii) promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

(iv) promptly after becoming a beneficial owner, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address and other contact information as may be requested by the Corporation; and

(v) every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than five Business Days after the date such beneficial owner becomes aware that it has ceased to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

(b) The Corporation may at any time require documents and other information as it may request as reasonable, in addition to the citizenship certifications required under Section 15.4(b) and the written statements and affidavits required under Section 15.8(a), of the citizenship of the beneficial owner or the transferee or proposed or purported transferee of shares of any class or series of the Corporation’s capital stock.

(c) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) as reasonable to confirm citizenship required under Section 15.8(b), and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then, to the fullest extent permitted by applicable law: (A)(x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV; provided, however, that the Corporation shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii)(A) to any of the shares of such beneficial owner in any particular instance; and (B) the Corporation, upon approval by the Board (or any duly authorized committee thereof) in its sole discretion, shall have the power to treat such beneficial owner as a Non-U.S. Citizen unless and until the Corporation receives the requested documentation confirming that such beneficial owner is a U.S. Citizen.

(d) In the event that (i) the Corporation requests in writing (in which express reference is made to this Section 15.8) from the transferee or proposed or purported transferee) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section 15.4(b), a written statement, an affidavit and/or reasonable documentation required under Section 15.8(a) or under Section 15.8(b), and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article XV, by the date set forth in such written request, the Corporation, acting through its Board (or any duly authorized committee thereof, or any officer of the Corporation who shall have been duly authorized by the Board or any such committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and/or void such transfer, including by placing a stop order with the Corporation’s transfer agent (if any), until such requested documentation is so submitted and the Corporation is satisfied that the proposed or purported transfer of shares will not result in Excess Shares.

15.9 Severability. Each provision of this Article XV is intended to be severable from every other provision. If any one or more of the provisions contained in this Article XV is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article XV shall not be affected, and this Article XV shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

IN WITNESS WHEREOF, Hornbeck Offshore Services, Inc. has caused this Certificate to be executed in its corporate name by duly authorized officer on this 4th day of September, 2020.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
	Name:	James O. Harp, Jr.
	Title:	Executive Vice President and Chief Financial Officer